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February 27, 2015

Dear Fellow Shareholders,

I’m proud and elated to announce an anticipated wonderful addition to the Bretton Fund team. Later this year, we expect that Raphael de Balmann will be joining the Bretton Fund as a portfolio manager. Raphael and I have been close friends for almost ten years, emailing or talking on an almost daily basis about investing, business, sports, public policy, and many others things. We’ve also talked extensively for a long time about managing money together (he even came up with the Bretton name), but the timing had, until now, never been right. Well, now the timing’s finally right.

Raphael has spent his entire career in the private equity industry, buying businesses for less than their underlying values and holding them for years until their value could be realized – this is basically the strategy of the Bretton Fund. He most recently held a position with One Equity Partners, the former private equity arm of JPMorgan, one of the most successful bank-owned private equity firms. He was previously a principal at Paine & Partners/Fox Paine, and he worked in the private equity groups of Blackstone and Lazard in New York and London. No academic slouch, he has an MBA from Stanford and an undergraduate degree from Harvard. Raphael brings valuable skills to the Bretton Fund with his extensive background in industrial businesses, manufacturing, and healthcare. I believe he will help us dig deeper in our research to find more great investments for the Bretton Fund.

We anticipate that Raphael and his family—as I and my family have done—will be contributing significant assets to the Bretton Fund. He’ll also be buying a stake in the Fund’s adviser, Bretton Capital Management. Shareholders are being asked for approval of the foregoing transaction through a formal proxy voting process. You should be receiving your proxy in the near future. We’d appreciate your vote.

As always, thank you for investing.

Stephen J. Dodson
President
Bretton Capital Management